Exhibit 10.33

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is entered into as of June 1, 2012 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92688,  (“LMT”), and Visser Precision Cast, LLC, a Colorado limited liability company having its principal place of business at 6275 E 39th Street, Denver, CO 80207 (“VPC”).  LMT and VPC are sometimes referred to herein individually as a “Party” or collectively the “Parties”.

Recitals

WHEREAS, LMT and VPC have entered into that certain Master Transaction Agreement, dated as of June 1 2012 (“MTA”); and

WHEREAS, LMT and VPC have entered into that certain VPC Sublicense Agreement, dated as of June 1 2012 (“Sublicense”) pursuant to which LMT has granted VPC a sublicense to use the LMT Technology (as defined in the MTA) within the VPC Fields; and

WHEREAS, LMT wishes to engage VPC on an exclusive basis to manufacture Products, and VPC is willing to be engaged for such purpose;

NOW THEREFORE, in consideration of the promises and covenants in the MTA and as set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.   DEFINITIONS

Unless a term is defined in this Agreement, all defined terms shall have the meanings specified in the MTA.

1.1.
 “Amorphous Alloy” shall mean any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) including without limitation any and all such alloys or glasses now or in the future that are proprietary to LMT or marketed or sold under the LMT® brand.

1.2.
 “AVL” shall mean LMT’s Approved Vendor List for machinery and raw materials, as set forth in Attachment A to this Agreement.  Subject to Section 13.1, LMT may modify the “AVL” from time to time u pon written notice to VPC to add additional vendors to the AVL or to delete vendors from the AVL (provided that LMT shall give VPC not less than ninety (90) days prior written notice of any such deletion and such deletion shall be subject to the written consent of VPC, such consent not to be unreasonably withheld, delayed, or conditioned).

1.3.	“Components” shall mean Conventional Components and Licensed Components.

1.4.
“Conventional Components” shall mean any parts or pieces that are produced by VPC, either as prototypes, samples or as finished products for sale to LMT, using conventional manufacturing techniques and not using or incorporating the LMT Technology.

1.5.	“Convertible Note” shall mean the six percent (6%) Senior Secured Convertible Note issued by LMT to VPC concurrently with the execution of this Agreement.

1.6.	“Customer” shall mean a customer of LMT to which LMT intends to sell or sells Products.

1.7.	“Intellectual Property” and “Intellectual Property Rights” shall have the meanings set forth in the MTA.

1.8.	“Licensed Components” shall mean any parts or pieces that are produced by VPC, either as prototypes, samples or as finished products for sale to LMT, using or incorporating the LMT Technology.

1.9.	“Licensed Production Components” shall mean Licensed Components made as part of a production run by VPC as opposed to prototypes or samples.

1.10.	“Licensed Production Components Costs” shall have the meaning set forth in Section 7.1.

1.11.
“Licensed Technical Information” shall mean unpublished research and development information, unpatented inventions, know-how, trade secrets and technical data now or hereafter in the possession of LMT that are reasonably necessary to or useful in the use of the LMT Technology or in the manufacture of Molds or Licensed Components.

1.12.	“LMT Designated Machine” shall have the meaning set forth in Section 13.2.1.

1.13.
“LMT Mark-Up” shall mean, with respect to Licensed Production Components only, the difference between the price LMT charges to its Customers before taxes, freight, export compliance costs paid to third parties, and shipping insurance, and the estimated Licensed Production Components Costs charged by VPC to LMT.

1.14.	“LMT Obligations” shall mean LMT’s obligations, consistent with the terms of this Agreement and at LMT’s sole cost and expense, to provide on an ongoing basis:

(a)
A sales and engineering staff which is reasonably capable of, and  qualified to, (i) solicit Customer Orders and (ii) service Customers both pre-sale and post-sale, including pre-sale engineering and Component design, Customer quality control issues during production and post-production, handling of warranty matters, Customer complaints and issues, and all other non-manufacturing functions associated with the sale of Products.

(b)	Such research and development as is reasonably needed to advance the development of the LMT Technology.
(c)	Reasonable marketing of Products.
(d)	Management, accounting, legal and other general and administrative services as LMT, in its reasonable judgment, deems necessary to perform these obligations.

1.15.	“LMT Share of LMT Mark-Up” shall mean, with respect to sales of Licensed Production Components only, [*]% of the LMT Mark-Up.

1.16.
“Machine” shall mean a machine that is consistently capable of (i) producing Licensed Production Components that meet Specifications, and (ii) performing quality production runs (as opposed to sample, pilot, or R&D production).

1.17.	“Molds” shall mean molds made by VPC for use in the manufacture of Products.

1.18.	“Non-Production Products.” shall mean all Molds and all non-production run Components such as samples, prototypes and test runs.

1.19.	“NRE” shall mean any set-up, tooling or non-recurring engineering activities incurred by VPC to complete an order for Products.

1.20.	“Products” shall mean all Molds and Components.

1.21.	“Quote” shall mean a quotation from VPC to LMT for the manufacture of specific Products described in an RFQ.

1.22.	“RFQ” shall mean a request for quotation to be issued by LMT to VPC requesting a Quote from VPC for the manufacture of specific Products described in such request for quotation.

1.23.
“Specifications” shall mean the drawings, plans, designs, procedures, test or other specifications for the manufacture of specific Products as set forth in an RFQ from LMT to VPC or in a Quote from VPC to LMT, or in a Purchase Order from LMT to VPC, as the context requires, all as amended from time to time in writing by the Parties.  Without limiting the generality of the foregoing, the “Specifications” for each Product shall include, without limitation, (i) a general description of the Product, which shall include the intended use for such Product; (ii) detailed mechanical, performance, appearance and tooling specifications, including without limitation complete and detailed CAD drawings, for the Product; (iii) requirements for any raw materials to be used in manufacturing the Product, including without limitation any requirements as to type, quality or grade and a listing of any specific Amorphous Alloys to be used in the manufacture of Licensed Components; and (iv) such further information regarding LMT’s or its Customer’s requirements for the Products as is reasonably necessary in order to describe the Product.

1.24.	“True-Up” shall mean the quarterly adjustment described in Section 7.4 to the estimated Licensed Production Components Costs and the LMT Mark-Up.

1.25.	“True-Up Note” or “True-Up Notes” shall mean the promissory note(s), if any, issued by LMT pursuant to Section 7.4.4.2(d) of this Agreement.

1.26.	“VPC Share of LMT Mark-Up” shall mean, with respect to sales of Licensed Production Components only, [*]% of the LMT Mark-Up.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.   TERM AND OBLIGATIONS

2.1	Term. The “Term” of this Agreement shall be perpetual. Neither Party shall be entitled to terminate this Agreement.

2.2
Obligations of the Parties.  LMT agrees to provide and perform the LMT Obligations and all other obligations of LMT as set forth in this Agreement, and VPC agrees to provide and perform the manufacturing services and all other obligations of VPC as set forth in this Agreement.

3.  SUBLICENSE, TECHNICAL SUPPORT, INCORPORATION FROM MTA, VPC AGREEMENT TO LIMIT USE OF LICENSE, AND APPLE SECURITY AGREEMENTS.

3.1
Sublicense.  The Parties acknowledge and agree that all Licensed Components manufactured by VPC for LMT pursuant to this Agreement must be within the VPC Fields under the Sublicense.  By submitting a Request for Proposal asking that VPC manufacture Licensed Components, LMT represents and warrants that the Licensed Components described in such Request for Proposal and any subsequent Purchase Order are within the VPC Fields.

3.2
Technical Information and Support.  The Parties acknowledge and agree that the Licensed Technical Information is included within the LMT Technology that has been licensed to VPC pursuant to the Sublicense.  Upon request from VPC from time to time during the Term of this Agreement, LMT shall deliver at no additional charge to VPC any Licensed Technical Information that is then in the possession and control of LMT and readily reproducible that has not previously been delivered to VPC pursuant to this Section 3.2, including without limitation any modified, updated or newly developed Licensed Technical Information.  Further, upon request from VPC from time to time during the Term of this Agreement, LMT shall provide at no additional charge to VPC reasonable technical support and consultation to VPC with respect to the use of the LMT Technology, including without limitation, use of the LMT Technology in the manufacture of Molds or Licensed Components.

3.3
Incorporation from MTA.  Section 1(b), Section 1(d), Section 1(e) and Section 2(b) of the MTA and any related definitions for any terms used in any such Sections are hereby incorporated by reference into this Agreement.

3.4	VPC Agreement to Limit Use of Sublicense.

3.4.1
Limited Use of License.  VPC hereby agrees that VPC shall exercise its rights under the Sublicense only (i) to manufacture Licensed Components to be sold to LMT, or to other licensees or sublicensees of LMT or Crucible Intellectual Property, LLC (“Crucible”) (whether such license or sublicense was granted directly by LMT or Crucible or indirectly through a party or parties who are a licensee or sublicensee of LMT or Crucible), or to Furniture Row, LLC, Furniture Row BC, Inc, or other entities in the Furniture Row family of companies (the “Furniture Row Companies”) (provided, however, that Licensed Components sold to the Furniture Row Companies as permitted by this Section 3.4.1 must be used by such entities for incorporation within other products manufactured or sold by such entities and may not be resold separately by such entities as Licensed Components), and (ii) at VPC’s option, to supplement LMT’s research and development and marketing and sales efforts.  To the extent VPC undertakes any of the supplemental activities described in Section 3.4.1(ii), VPC shall do so at its own cost and expense.  Further, VPC shall cause any New Customers (as defined herein) obtained by VPC as a result of any such supplemental marketing and sales activities to place their orders for Licensed Components through LMT.  For purposes of this Agreement, “New Customers” shall mean customers who desire to purchase Licensed Components and who, at the time their order is to be placed, do not hold a licensee or sublicense to use the LMT Technology (whether such license or sublicense was granted directly by LMT or Crucible or indirectly through a party or parties who are a licensee or sublicensee of LMT or Crucible), and are not one of the Furniture Row Companies.  For clarity, VPC shall have no obligation to conduct any of the supplemental activities described in Section 3.4.1(ii) but may do so in its sole discretion.

3.4.2
Termination of Limitations.  The limitations set forth in Section 3.4.1 shall permanently terminate (regardless of any future cure that may be undertaken by LMT with respect to performance of the LMT Obligations), and VPC shall be entitled to use and exploit the LMT Technology to the fullest extent permitted pursuant to the Sublicense, if LMT fails to perform the LMT Obligations and fails to cure such failure within  sixty (60) days following the giving of written notice of such failure by VPC.

3.4.3
Failure to Pay Notes.  The limitations set forth in Section 3.4.1 shall also permanently terminate, and VPC shall be entitled to use and exploit the LMT Technology to the fullest extent permitted pursuant to the Sublicense, if LMT fails to timely pay the Convertible Note or the True-Up Notes after (a) notice of default is given as provided in such Notes, and (b) an additional six (6) month period has passed from the date of the default in payment during which LMT may attempt to raise additional capital to cure its defaults under the Notes (it being understood that if LMT pays all amounts due under such Convertible Note or True-Up Note(s) by the end of such six (6) month period, such payment shall be considered timely for purposes of this Section 3.4.3).

3.4.4
LMT’s Loss of License from Crucible.  The limitations set forth in Section 3.4.1 shall also permanently terminate, and VPC shall be entitled to use and exploit the LMT Technology to the fullest extent permitted pursuant to the Sublicense, if the August 5, 2010 Exclusive License from Crucible to LMT is terminated as a result of Apple, Inc. enforcing its August 5, 2010 Security Agreement against LMT.

3.4.5
Effect of Termination of Limitations.  For clarity, following a termination of the limitations set forth in Section 3.4.1, VPC need not cause New Customers to place their Orders for Licensed Components through LMT, and VPC shall have no obligation to share any mark-up on Licensed Components with LMT.

3.5  Apple Security Agreements. The Parties acknowledge that on August 5, 2010, LMT and Crucible each entered into security agreements with Apple, Inc. that are to expire on or before August 5, 2012. LMT agrees that it will not extend its security agreement with Apple. The Parties further agree that if the term of either of these Apple security agreements is extended or otherwise does not expire on August 5, 2012, then notwithstanding any other provision of this Agreement, the LMT Share of LMT Mark-up for Licensed Production Components shall be reduced to [*]%, and the VPC Share of LMT Mark-up shall be increased to [*]% until the security agreements have expired or have been terminated without enforcement.

4.   REQUESTS FOR QUOTATION AND QUOTES

4.1
Issuance of RFQ.  In each and every instance where LMT has an opportunity to sell Products to a Customer (a “Customer Order”), LMT will provide to VPC an RFQ that contains all relevant information (including without limitation all Specifications and potential prices to LMT’s Customers) that is reasonably required in order for VPC to issue a Quote for the Customer Order.  LMT shall issue an RFQ to VPC and offer VPC the opportunity to submit a Quote for all of LMT’s potential Customer Orders.

4.2
Contents of RFQ. Unless otherwise agreed by the Parties, each RFQ shall be in the form of a written or electronic communication and shall contain the following information:  (i) the Specifications for the Products, including without limitation whether LMT intends that any Components included within the RFQ shall be Conventional Components; (ii) the minimum quantity of Products the Customer expects to order; (iii) the earliest or requested delivery date or shipping schedule for the Products; (iv) any special requirements for packaging and shipment of the Products; (v) applicable test and acceptance criteria requested by, or proposed to, the Customer; (vi) the proposed warranty, if any, to be given by LMT to the Customer; (vii) the estimated price that LMT intends to charge the Customer; (viii) the payment terms that LMT intends to offer the Customer; and (ix) such further information as is reasonably available to LMT and reasonably required by VPC in order for VPC to produce a Quote to manufacture the Products.  VPC shall have the opportunity to request further information regarding the RFQ, and LMT shall provide all such information and such further assistance as VPC shall reasonably request.  VPC shall retain all CAD drawings included with an RFQ for not less than three (3) years.

4.3
Review of RFQ by VPC.  VPC will review each RFQ in order to determine whether VPC wishes to issue a Quote in response to such RFQ.  Notwithstanding anything herein to the contrary, VPC shall have no obligation to issue a Quote in response to any RFQ, and VPC may decline to consider an RFQ or issue a Quote in VPC’s sole discretion.  VPC shall use reasonable efforts to notify LMT as soon as possible after VPC has determined that it does not wish to issue a Quote in response to a particular RFQ, and in any event, VPC shall be deemed to have rejected an RFQ if VPC fails to issue a Quote within thirty (30) days after receipt of the RFQ.  VPC may, in response to an RFQ that calls for the manufacture of Licensed Components, propose that VPC will provide Conventional Components instead, either under circumstances where VPC does not believe it is technically or commercially feasible to manufacture the Licensed Components or where VPC believes there would be a material advantage to the Parties or the Customer in providing Conventional Components.

4.4
Issuance of Quote.  Any Quote that VPC chooses to issue shall be in the form of a written or electronic communication and shall contain the following information:  (i) the part number of the Product(s) and a classification of the Product(s) as (a) Non-Production Products, (b) Licensed Production Components, or (c) Conventional Products; (ii) any adjustments to the Specifications required to manufacture the Products (and if a Purchase Order is placed by LMT, such adjustments shall without any further action of the Parties be deemed to have been incorporated within the Specifications); (iii) the minimum quantity of the Product(s) to be manufactured by VPC and ordered by LMT; (iv) the targeted delivery date or shipping schedule for the Product(s); (v) any special requirements for packaging and shipment of the Products to be provided by VPC; (vi) applicable test and acceptance criteria; (vii) the warranty terms for the warranty to be offered by LMT to the Customer; (viii) any NRE required to manufacture the Products and any charges to LMT associated therewith; (ix) the estimated Licensed Component Production Cost and LMT Mark-Up for any Licensed Production Components, and/or the prices, charges and fees to be charged by VPC to LMT for any other Product(s); (x) the payment terms to be offered to LMT’s Customer; and (xi) any special terms and conditions applicable to the manufacture and sale of the Products.  Each Quote shall be binding upon VPC for thirty (30) days from the date of issuance unless the Quote is sooner withdrawn by VPC, provided that no such withdrawal shall be effective unless LMT receives notice of such withdrawal before LMT has accepted a Customer Order for or otherwise entered into a contract with its Customer for the purchase of such Products.  Both Parties acknowledge that the quote process is generally an iterative process with the Customer, such that LMT and VPC may undertake the quote process described in this Section 4 multiple times before reaching a Quote that is acceptable to VPC, LMT and the Customer.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5  PURCHASE ORDERS

5.1
Purchase Orders.  All purchases pursuant to this Agreement shall be made by means of a purchase order issued from time to time by LMT and accepted in writing by VPC (each a "Purchase Order").  Unless otherwise agreed by the Parties, each Purchase Order shall be in the form of a written or electronic communication and shall contain the following information:  (i) a reference to the Quote pursuant to which the Purchase Order has been issued and a statement by LMT that except as specifically set forth in the Purchase Order, LMT has accepted all terms and conditions set forth in the Quote, including without limitation the estimated Licensed Component Production Cost and LMT Mark-Up for any Licensed Production Components, and/or the prices, charges and fees to be charged by VPC to LMT for any other Product(s), the payment terms to be offered to Customer, and the warranty terms for the warranty to be offered by LMT to the Customer; (ii) the part number of the Product(s) as assigned by the Quote and the Parties’ agreed upon classification of the Product(s) as (a) Non-Production Products, (b) Licensed Production Components, or (c) Conventional Products; (iii) the quantity of Product(s) ordered; (iv) the requested delivery date or shipping schedule of the Product(s); (v) delivery instructions, including the location to which the Product(s) are to be shipped and the method of shipment and name of a carrier that will accept delivery Ex Works VPC’s manufacturing facility (if no carrier is specified, VPC may but is not required to select a carrier); (vi) a reference to this Agreement; and (vii) a Purchase Order number for billing purposes.  VPC shall accept all Purchase Orders that are consistent with a Quote that had not expired and was not withdrawn by VPC at the time the Purchase Order was received.  VPC may reject any Purchase Order that is inconsistent with the Quote or for which the Quote had expired or been withdrawn at the time the Purchase Order was received.  Any Purchase Order that is not accepted by VPC within five (5) business days of receipt shall be deemed to have been rejected by VPC.  The terms of this Agreement shall be deemed incorporated into and made a part of each Purchase Order.  Any terms appearing in any Purchase Order, or in any acknowledgment or acceptance of a Purchase Order, that differ from or are in addition to the terms of this Agreement and/or the terms to be included in the Purchase Order as specified in this Section shall be void, unless and only to the extent such terms are specifically acknowledged in writing by the Parties as constituting an amendment to this Agreement.

5.2
Rejection of Purchase Orders.  If VPC has rejected a Purchase Order because VPC is unable to meet the delivery date or shipping schedule set forth in the Purchase Order, or because VPC finds the Purchase Order to be unacceptable for some other reason, either Party may request a meeting, which may take place either in person or by telephone, at which the Parties shall discuss changes in the Purchase Order that might make the Purchase Order acceptable to VPC.

5.3	Forms. The Parties shall work together to create and use RFQ, Quote, and Purchase Order forms consistent with the provisions of Sections 4 and 5.

6  PRICING

6.1
Categories of Products and Pricing. The Parties acknowledge and agree that the Products to be produced for LMT by VPC will fall into one of the following three categories, and that the pricing for such Products will be set as provided below:

6.1.1
Non-Production Products.  The price to be charged by VPC and paid by LMT for Non-Production Products shall be subject to the agreement of the Parties as reflected in VPC’s Quote and LMT’s Purchase Order.

6.1.2
Conventional Components.  The price to be charged by VPC and paid by LMT for Conventional Components which are not Non-Production Products shall be subject to the agreement of the Parties as reflected in VPC’s Quote and LMT’s Purchase Order.  The price charged by LMT to its Customers shall not exceed the VPC price to LMT by more than ten percent (10%), including in the VPC price for this Section 6.1.2 only any NRE, taxes, shipping and insurance during transit to be charged by VPC to LMT.

6.1.3
Licensed Production Components.  The initial estimated price to be charged by VPC for Licensed Production Components shall be invoiced on a per piece basis and shall be the sum of (a) an estimated per piece charge for the Licensed Production Components Costs, plus (b) an estimated per piece charge for the VPC Share of LMT Mark-Up.  The VPC estimated price to LMT and the LMT Mark-Up for Licensed Production Components shall be subject to adjustment as set forth in Section 7.4.  Notwithstanding anything in this Agreement (except Section 3.5) to the contrary, with respect to sales of Licensed Production Components which are to be used in the automotive industry (which shall include without limitation the production of performance vehicles, automobiles, trucks, busses and other motor vehicles and/or any component parts thereof), the “LMT Share of LMT Mark-Up” shall mean [*]% of the LMT Mark-Up, and the “VPC Share of LMT Mark-Up” shall mean [*]% of the LMT Mark-Up.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.2
Additional Pricing Terms.  All prices, charges and fees set forth in a Purchase Order shall be in U.S. Dollars and shall be consistent with the applicable Quote.  Except as otherwise agreed to in writing by the Parties, the prices, charges and fees for Non-Production Products and Conventional Components shall remain fixed for the entire quantity of such Products referenced in the Purchase Order, and the prices, charges and fees for Licensed Production Components shall be subject to adjustment as set forth in Section 7.4.  Except as otherwise agreed to in writing by the Parties, VPC’s price to LMT shall include its NRE associated with each Purchase Order and the cost of packaging in the amounts set forth in the Quote and the Purchase Order.

6.3
Potential Adjustments to Customers’ Price.  The Parties acknowledge and agree that the actual costs of manufacturing Products may vary from expectations.  If such occurs and LMT believes that a Customer may be willing or is obligated to cover such unexpected or excessive costs, the Parties will work together to provide the information to LMT for LMT to request that the Customer cover such costs.  Nothing in this Section 6.3 shall negate the obligations of LMT to pay VPC for Licensed Production Components Costs as described in Section 7.

6.4
Taxes.  Unless the Parties otherwise agree, the prices, charges and fees charged by VPC under this Agreement are exclusive of any taxes, duties or governmentally imposed levies or charges (including without limitation value added, property, sales, use, privilege, excise, import, export or similar charges) levied by any governmental entity, other than taxes on VPC’s net income.  LMT shall pay and be responsible for any such taxes, duties, levies or charges.

7  LICENSED PRODUCTION COMPONENTS COSTS

7.1
Calculation of Licensed Production Components Costs.  “Licensed Production Components Costs” shall mean the cost incurred by VPC to manufacture and deliver Licensed Production Components, and shall include the following items:

7.1.1
Labor Costs.  This includes the fully allocated costs of all employees and contractors who are employed or contracted by VPC to manufacture and deliver Licensed Production Components, including without limitation, operators, floor managers, production supervisors, and quality control personnel.  Such costs include labor costs even though such personnel are unable to conduct manufacturing operations because of Machine issues, lack of Orders from LMT, or any other reasons.  Such costs shall further include all employee/contractor expenses, including without limitation, wages, bonuses, and payroll related expenses, vacation pay, worker’s compensation costs, ITAR (but excluding legal costs associated with any failure on the part of VPC to comply with ITAR prior to the Effective Date, which shall be borne by VPC) and other government regulation compliance costs, and all health, retirement, and other company benefit costs, and all other similar and related costs, but shall not include:

7.1.1.1	Costs associated with sexual harassment or other discrimination claims by such employees or contractors,

7.1.1.2	Upper management and other non-production specific general and administration costs, and

7.1.1.3
As to any self-funded health plan, the cost shall not be based on the actual cost incurred by VPC for such employees, but rather, such costs shall be included in Licensed Production Components Costs based on the actual total employer costs of the health plan as a whole divided by the total average number of employees utilizing the Furniture Row Companies health plan for the prior calendar year.

7.1.2
Direct Production Costs.  This includes all costs of machinery up-keep (parts, maintenance, repairs, and similar costs), all costs of raw materials and consumables, NRE, packaging and shipping, including any special requirements for packaging and shipment of the Licensed Production Components to be provided by VPC, cost of utilities and insurance reasonably allocated by VPC to the manufacturing and delivery of Licensed Production Components, and any and all other direct costs of manufacturing and delivering of Licensed Production Components.  On the rare occasion when, pursuant to Section 8.3.2, VPC agrees to include the price of a Mold in the per piece price of the Licensed Production Components, the VPC price for the Mold will be included as a direct production cost.

7.1.3
Machine Costs.  This includes the cost of each LMT Designated Machine, plus the costs incurred to develop and improve Machines, plus the cost to install, set-up and connect power to each LMT Designated Machine.  The total of all such costs for each LMT Designated Machine shall be included as a Licensed Production Components Cost for purposes of the True-Up provided in Section 7.4 on a quarterly basis allocated over a seven (7) year period starting on the date three (3) months after VPC notifies LMT in writing that an LMT Designated Machine has been installed, set-up, and is available for production.  Such Machine costs will then be a fixed minimum quarterly cost to be included in the Licensed Production Components Cost until the seven (7) year period for an LMT Designated Machine has been completed, at which time the quarterly Machine cost for that Machine will no longer be charged by VPC.  General maintenance, repair, and replacement of parts for LMT Designated Machines will be included in Direct Production Costs as noted above.  Replacement of major components of an LMT Designated Machine with a cost of over $25,000 per component, such as a melt system, shall also be charged to LMT as part of the LMT Designated Machine costs, quarterly over a seven (7) year period from the date of such replacement.  LMT and VPC shall maintain a schedule of the LMT Designated Machines and major components and the timing and amount of such quarterly charges.  Such quarterly charges shall be the “LMT Designated Machines Quarterly Charge.”

7.1.4	Warranty Charge. The Warranty Charge set forth in Section 11.6 below.

7.2
Exclusion of Facilities’ Cost.  Licensed Production Components Costs shall not include VPC’s cost for facilities to house manufacturing of Licensed Production Components, and such facilities’ costs, including maintenance of facilities, shall be borne by VPC.

7.3
Separate Accounting.  VPC shall maintain a separate accounting of all Licensed Production Components Costs.  Such records shall be available to LMT for inspection during regular business hours after reasonable notice to VPC and shall be confidential information of VPC in accordance with Section 18.1 below.

7.4	Quarterly True-Up to Assure Payment to VPC of Licensed Production Components Costs.

7.4.1
Intent of the Parties.  The Parties acknowledge and agree that VPC shall be entitled to payment, at a minimum, from LMT each quarter for (i) all Licensed Production Components Costs incurred by VPC in that quarter in connection with the manufacture and delivery of Licensed Production Components invoiced in that quarter, (ii) all Licensed Production Components Costs incurred by VPC in that quarter in connection with labor or LMT Designated Machines that are unable to conduct manufacturing operations because of Machine issues, lack of Orders from LMT, or any other reasons, and (iii) any charges for Licensed Production Components Costs incurred by VPC in connection with terminated Purchase Orders as described in Section 12.3.  The raw material portion of direct production costs for a quarter shall be calculated on the basis of the difference between (a) beginning inventory plus raw material purchases, less (b) ending inventory.  VPC shall be entitled to such payment from LMT for all of those costs with respect to a quarter even if there have been no sales of Licensed Production Components or no invoices issued by VPC for the manufacture of Licensed Production Components in such quarter.

7.4.2
Estimated Invoices from VPC to LMT for Licensed Production Components Costs.  Each time VPC ships Licensed Production Components, it will concurrently deliver an invoice to LMT which, on a per piece basis, sets forth the estimated charges for such Licensed Production Components as reflected in the Purchase Order.  At the same time, LMT (or VPC acting on behalf of LMT as may be agreed by the Parties) will send an invoice to LMT’s Customer for the shipped Licensed Production Components.

7.4.3
Recognition of Income and Costs.  The Parties acknowledge and agree that, as to each shipment of Licensed Production Components, LMT will recognize both revenue to LMT based on the invoice to LMT’s Customer, and costs based on the invoice from VPC to LMT.

7.4.4	True-Up of Licensed Production Components Costs and LMT Mark-Up.

7.4.4.1
True-Up of Actual Costs.  On or before five (5) days after the end of each quarter, or as soon thereafter as reasonably possible, VPC shall provide LMT with a schedule setting forth the aggregate actual Licensed Production Components Costs incurred by VPC during the quarter compared to the estimated aggregate Licensed Production Components Costs as reflected in the invoices issued by VPC to LMT in such quarter.  The difference shall be the “Actual Cost Difference.”

7.4.4.2	True-Up of LMT Mark-Up.
(a)
Negative Actual Cost Difference.  If the Actual Cost Difference for a quarter is a negative number (i.e., the actual aggregate Licensed Production Components Costs incurred by VPC during the quarter were less than the estimated aggregate Licensed Production Components Costs invoiced during the quarter), then the LMT Mark-Up for the invoices issued during the quarter shall be increased by an amount equal to the negative Actual Cost Difference, and the VPC Share of LMT Mark-Up and the LMT Share of LMT Mark-Up shall be recalculated for these invoices.  VPC shall issue LMT a credit for the amount of the increase in the LMT Share of LMT Mark-Up, which credit may be applied by LMT against outstanding invoices issued by VPC to LMT during the quarter, beginning with the last invoice issued during the quarter and working back to the first invoice issued during the quarter.  If there is a credit balance remaining after application of a credit issued in accordance with the preceding sentence, such credit balance may be applied against any invoices issued by VPC to LMT that are outstanding from time to time.

(b)
Positive Actual Cost Difference.    Subject to Section 7.4.4.2(c) below, if the Actual Cost Difference for a quarter is a positive number (i.e., the actual aggregate Licensed Production Components Costs incurred by VPC during the quarter were greater than the estimated aggregate Licensed Production Components Costs invoiced during the quarter), then the LMT Mark-Up for the invoices issued during the quarter shall be reduced by an amount equal to the positive Actual Cost Difference, and the VPC Share of LMT Mark-Up and the LMT Share of LMT Mark-Up shall be recalculated for these invoices.  VPC shall issue LMT an invoice for the amount of the decrease in the LMT Share of LMT Mark-Up, which invoice shall be paid by LMT net forty-five (45) days after date of invoice.

(c)
Positive Actual Cost Difference in Excess of LMT Mark-Up.  Notwithstanding anything in Section 7.4.4.2(b) to the contrary, if the Actual Cost Difference for the quarter exceeds the amount of the estimated LMT Mark-Up for the quarter, then VPC shall issue LMT an invoice not only for the amount of the decrease in the LMT share of the LMT Mark-Up as provided in Section 7.4.4.2 (b) above, but VPC shall also add in its invoice to LMT a sum equal to the amount by which the Actual Cost Difference exceeds the LMT Mark-Up.

(d)
LMT’s Payment of True-Up Invoice.  If the amount invoiced by VPC to LMT pursuant to the calculations set forth in Sections 7.4.4.2 (b) and (c) exceed Fifty Thousand Dollars ($50,000.00), then at LMT’s option, instead of paying the True-Up amount in cash as provided in Section 7.4.4.2(b), LMT may issue a promissory note for the True-Up amount , such promissory note to be in the form attached as Attachment B to this Agreement, subject to reasonable changes to the form required by VPC from time to time, but not including changes to the term or interest rate set forth in Attachment B.

(e)
Payment of Estimated Invoices.  Notwithstanding the True-Up, the estimated invoices for VPC to LMT which are issued during a quarter pursuant to Quote and a Purchase Order shall be paid as otherwise provided in this Agreement.

8  PAYMENT TERMS

8.1
Payment Terms.  Unless otherwise specified in a Purchase Order accepted by VPC, and except as otherwise specified in Section 8.2 and as to payments following termination of a Purchase Order as provided in Section 12.3, payment terms for all Products are net fifteen (15) days after the date on which LMT’s Customer is obligated to pay LMT as specified in the Purchase Order.  All payments shall be made in U.S. Dollars.  On any invoice not paid by the date on which the payment is due, VPC shall be permitted to charge LMT interest from the due date to the date of payment at a rate equal to 12% per annum.  VPC shall also be entitled to collect all costs and expenses, including reasonable attorney’s fees, incurred by VPC to collect such payments.  VPC may suspend or terminate shipments for Products following any non-payment or delinquency in payment continuing for more than ten (10) days after LMT’s receipt of a written notice of delinquency from VPC.  LMT shall timely pay VPC all amounts due regardless of whether LMT receives payment from its Customers.

8.2	Issuance of Invoices.

8.2.1
For NRE.  NRE charges which are not identified and included in the Quote and Purchase Order shall be discussed with and approved by LMT before they are incurred by VPC. VPC shall issue invoices for such NRE charges for Products other than Licensed Production Components monthly as such charges are incurred.  NRE charges for Licensed Production Components shall be included in Licensed Production Components Costs.

8.2.2
For Molds.  VPC shall issue an invoice for 50% of the Molds charges upon acceptance of LMT’s Purchase Order.  VPC shall issue an invoice for the remaining 50% of the Molds charges upon completion by VPC of the Molds.

8.2.3
For Components, Samples, Other.  VPC shall issue an invoice for Components, samples, prototypes, and other Non-Production Products other than Molds upon shipment of such Components or Non-Production Products.

8.2.4
For True-Up Payments.  VPC shall issue an invoice to LMT for True-Up payments as described in Section 7.4.4.2(b) and (c) at the same time that VPC issues its quarterly reconciliation for the True-Up pursuant to Section 7.4.

8.2.4	Payment Terms. Invoices issued by VPC pursuant to this Section 8.2 shall be paid by LMT net forty-five (45) days after date of invoice.

8.3	Special Payment Terms Applicable to Molds.

8.3.1
Mold Pricing.  Absent a prior written agreement in which VPC accepts the risk of creating a Mold, LMT shall pay VPC to attempt to create Molds, understanding that there is no guarantee that any particular Mold can be made that will meet Specifications or allow production of Licensed Components.  The price for each Mold shall be as specified by VPC in its Quote.  If VPC accepts a Purchase Order, and subsequently determines after exercising good faith efforts that the creation of a Mold or the subsequent production of Licensed Components using such Mold is not technically or commercially feasible, VPC shall have the right to terminate that portion of the Purchase Order applicable to such Mold and the related Licensed Components.  Notwithstanding the foregoing, in every instance VPC shall be paid by LMT for its attempts to create Molds ordered by LMT and for any related NRE.  In such event, VPC shall issue an invoice for the remaining 50% of the Molds and any quoted NRE charges that have been incurred upon termination of that portion of the Purchase Order.  Alternatively, should VPC determine that the production of a Licensed Component is not technically or commercially feasible, but VPC would be willing to produce a Conventional Component to complete the Purchase Order, VPC shall prepare a revised Quote with adjusted pricing, delivery dates or shipping schedules to reflect such process.  If LMT chooses to accept the revised Quote, the Parties shall adopt a corresponding amendment to the applicable Purchase Order.

8.3.2
Component Pricing for Molds. If requested by LMT, and at VPC’s sole discretion and on such terms as may be agreeable to VPC in its sole discretion, VPC may agree to build the VPC price for a  Mold into a per Component price.

9  ACCEPTANCE, SHIPMENTS AND DELIVERY

9.1
Acceptance. After completion of a Mold for production of Licensed Components by VPC as requested in a Purchase Order, and before making a production run of Components, VPC shall produce a sample of the Components for approval by LMT (alternatively and as determined by LMT, LMT may designate its Customer to approve such samples).  Acceptance of the test sample shall be in writing and based on whether the sample passes an acceptance test procedure or inspection designed to demonstrate compliance with the Specifications.  LMT (or if so designated, its Customer) shall accept the sample if it complies with the Specifications, and such acceptance shall constitute acceptance as well of any related Mold.  Following such acceptance, VPC will produce the Components requested in the Purchase Order.  Alternatively, LMT (or if so designated, its Customer) may reject the sample if it fails to comply with the Specifications, and if so rejected, LMT or its Customer will, within ten (10) days after receipt of the test sample, notify VPC in writing of the defect or deficiency (unless a longer period is agreed upon in writing by VPC).  If such notice is given, then VPC will determine whether it is technically and commercially feasible to make the Components requested, and if so, will then produce another test sample for inspection.  If a test sample that complies with the Specifications cannot be made by VPC using commercially reasonable efforts, then VPC may cancel the Purchase Order and the Parties shall apply the procedures and LMT shall make the payments set forth in Sections 8.3.1 and 12.3.

9.2
Inspection of Facility.  Upon reasonable advance notice during normal business hours, LMT may inspect Molds and Components at VPC’s facility and conduct additional testing of samples of Components made during the production of the Components, provided that such inspection does not unduly affect VPC’s operations, interfere with production, or expose VPC’s trade secrets or proprietary technology.  LMT shall pay the costs of any such inspection and testing.  Employees, contractors and Customers or potential Customers of LMT who enter onto VPC premises must comply with VPC’s reasonable safety, security and confidentiality requirements.  VPC will maintain proprietary Machines, Licensed Components and related Molds, in an area that is restricted from unauthorized access or viewing.  If a defect or a deficiency in the manufacturing process is found, then VPC will make commercially reasonable efforts to correct the defect or deficiency in the manufacturing process going forward.  If VPC fails to do so, then LMT may, as its sole remedy, exercise its rights under Section 12.2 below to terminate any affected Purchase Order.

9.3
Delivery.  All shipments of Products shall be Ex Works VPC’s facility of manufacture.  As used in this Agreement, the term “Ex Works” shall have the meaning set forth in Incoterms 2000.  LMT shall obtain at its sole risk and expense any export license or other official authorization that is required for the shipment and export and import of the Products and shall carry out, where applicable, all customs formalities necessary for the export and import of the Products.  In the event that VPC has agreed to ship Products directly to LMT’s Customer with an invoice from LMT, the invoice to the Customer will include any and all charges incurred by VPC for shipping, shipping insurance, taxes, and any other similar charges to get the Product delivered to the Customer. The VPC invoice to LMT for the Products shipped by LMT will contain identical charges to LMT. Otherwise, LMT shall pay all shipping and transportation charges directly to the carrier. LMT shall not add any mark-up to the price of any Product as to such charges, and as to Licensed Production Components, such charges shall not be included in Licensed Production Components Costs and shall be separately identified on each VPC invoice to LMT.  Title to and risk of loss or damage to Products to be shipped to LMT or LMT’s Customer shall pass to LMT upon VPC’s tender of the Products to the carrier, unless the terms of the relevant purchase order between LMT and the Customer provide that title and risk of loss or damage pass to the Customer upon such tender, in which case title and risk of loss or damage will pass to the Customer upon such tender, and as between VPC and LMT, LMT shall be responsible for any damage sustained by the Products in transit.  VPC shall mark, pack, and package the Products in a commercially reasonable manner to permit (a) delivery of the Products to their ultimate destination in safe condition (absent casualty loss during transport and delivery not caused by packing or packaging), (b) compliance with all reasonable packaging requirements of the carrier, and (c) compliance with any special instructions from LMT that were accepted by VPC in each Purchase Order.  LMT shall pay VPC for any insurance covering the Products incurred by VPC during shipping.  VPC shall use commercially reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall use commercially reasonable efforts to notify LMT of any anticipated delays.

9.4
Drop Shipments.  Upon request, VPC will arrange for shipments of Products at LMT’s cost and risk, as provided in Section 9.3, from VPC’s facility of manufacture directly to LMT’s Customers on behalf of LMT utilizing LMT’s invoice and packing list documents.

9.5
Compliance with Law.  LMT shall comply with all applicable law, including without limitation the export control laws and regulations of the U.S. and prevailing regulations which may be issued from time to time by the U.S. Department of Commerce and Office of Munitions Control, U.S. Department of State, and any export/import control regulations of the U.S. and those countries involved in transactions concerning the exporting, importing and re-exporting of Products purchased under this Agreement.

10  CHANGES TO PURCHASE ORDERS

10.1
General.  LMT may upon sufficient written notice to VPC request changes within the general scope of this Agreement to any Purchase Order.  Such changes may include, but are not limited to changes in (1) Specifications, (2) methods of packaging and shipment, (3) quantities of Products to be furnished, or (4) delivery dates or shipping schedules.  LMT will prepare an Engineering Change Order (“ECO”) with respect to any changes it proposes.  Such changes will not be binding on VPC unless accepted by VPC in writing, and such changes may also be subject to additional charges related to such changes.  VPC shall notify LMT in writing if the ECO will result in any change in prices and/or delivery dates or shipping schedules.

11  WARRANTY

11.1
Limited Warranty as to Components.  VPC represents and warrants to LMT and only to LMT (and not to LMT’s Customers) that (i) the Conventional Components will be free from defects and (ii) the Licensed Production Components will be free from defects resulting from clear and obvious operator errors, such as using an alloy different from the specified alloy, use of the wrong Mold, or another equally clear and obvious operator error.  These warranties shall extend for twelve (12) months from the date of shipment of such Components (the “Warranty Period”).  VPC’s sole obligation under this warranty, and LMT’s sole remedy, is limited to the repair or replacement of defective Components furnished to LMT in accordance with Section 11.3, or, at VPC’s option, return of the payments made to VPC by LMT for such Components.   Absent a further written agreement of the Parties, no warranty is provided with respect to Non-Production Products, and all Non-Production Products are provided “AS IS” and with all faults.

11.2
DISCLAIMER OF WARRANTIES. OTHER THAN THE LIMITED WARRANTIES SET FORTH IN SECTION 11.1, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, VPC PROVIDES THE PRODUCTS AND ANY SERVICES PROVIDED HEREUNDER “AS IS” AND WITH ALL FAULTS, AND VPC HEREBY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES, DUTIES OR CONDITIONS OF OR RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COMPLIANCE WITH RESTRICTIONS ON THE USE OF CERTAIN HAZARDOUS MATERIALS (OR SIMILAR LAWS), RESULTS, WORKMANLIKE EFFORT, AND LACK OF NEGLIGENCE.  OTHER THAN THE LIMITED WARRANTIES SET FORTH IN SECTION 11.1, THE ENTIRE RISK AS TO THE QUALITY, OR ARISING OUT OF THE USE OR PERFORMANCE, OF THE PRODUCTS AND ANY SERVICES REMAINS WITH LMT.  Any and all warranties provided to LMT’s Customers shall be provided solely by LMT.

11.3	Return Process for Breach of Authorized Warranties.

11.3.1
Conventional Components.  After giving written or oral notice to VPC within the Warranty Period, LMT shall have the right to return to VPC (with a valid return materials authorization number as provided by VPC) Conventional Components not conforming to the warranty set forth in Section 11.1 and VPC shall either repair or replace such Conventional Components or refund LMT’s payments for such Conventional Components.  VPC shall repair or replace and ship repaired or replacement Conventional Components in a commercially reasonable time, or make such refund within thirty (30) days of receipt of the defective Conventional Component at VPC's designated facility.  VPC shall bear the cost of complying with the warranty set forth in Section 11.1 for Conventional Components,, including the expense and risk of returning nonconforming Conventional Components to VPC's designated facility and of shipping repaired or replacement Conventional Components to LMT’s designated facility.

11.3.2
Licensed Production Components.  After giving written or oral notice to VPC within the warranty period offered to the Customer for Licensed Production Components, as described in the Purchase Order, LMT shall have the right to return to VPC (with a valid return materials authorization number as provided by VPC) Licensed Production Components not conforming to the warranty offered to the Customer for Licensed Production Components, as described in the Purchase Order, and VPC shall either repair or replace such Licensed Production Components or refund LMT’s payments for such Licensed Production Components.  VPC shall repair or replace and ship repaired or replacement Licensed Production Components in a commercially reasonable time, or make such refund within thirty (30) days of receipt of the defective Licensed Production Components at VPC's designated facility.  VPC shall bear the cost of complying with both (a) the LMT warranty offered to the Customer for Licensed Production Components, as described in the Purchase Order, and (b) the VPC warranty for Licensed Production Components, including the expense and risk of returning nonconforming Licensed Production Components to VPC's designated facility and of shipping repaired or replacement Conventional Components to LMT’s designated facility, subject to the provisions of Section 11.6.

11.4
Return Process for LMT Warranties as to Conventional Products.  If LMT provides a greater warranty to LMT’s Customers for Conventional Components than was given to LMT by VPC, then LMT and VPC shall agree in advance as to the circumstances under which VPC will handle such warranty claims, and the payment to VPC for such services.  If VPC agrees to repair or replace Conventional Components to meet LMT’s warranty, then all returns shall state the specific reason for such return, and shall be processed in accordance with the return policies and processes agreed to in writing by VPC and LMT.  LMT shall bear the expense and risk of returning such Components to VPC's designated facility and of shipping repaired or replacement and shall pay VPC for such warranty service at prices to which the Parties have agreed.

11.5
Return Process for Out-of-Warranty Components.  Absent further agreement of the Parties, VPC shall have no obligation to repair or replace, or provide a refund for out-of warranty Components.  Any future agreement reached by the Parties shall be subject to the approval of VPC in its sole discretion.

11.6
Warranty Costs For Licensed Production Components.  Notwithstanding any other provision in the Agreement, the costs associated with all warranty claims arising out of the sale of Licensed Production Components, whether arising from a VPC warranty as set forth in this Agreement or an LMT warranty as described in the Purchase Order for such Licensed Production Components, shall be paid in the first instance by VPC.  To provide funds for such costs, VPC shall include in all of its pricing to LMT for Licensed Production Components a charge equal to five percent (5%) (the “Warranty Charge”)  VPC shall establish and maintain a bookkeeping account for a warranty reserve (the “Warranty Reserve”) for tracking the costs of resolving warranty claims arising out of the sale of Licensed Production Components (the “Warranty Claims”).  VPC shall credit the Warranty Reserve in the amount of the Warranty Charges received from LMT and shall debit against the Warranty Reserve the costs incurred by VPC in resolving Warranty Claims and the estimated cost of any pending Warranty Claims.  All Warranty Charges received by VPC shall be tracked separately for accounting purposes; however, the cash received by VPC may be commingled with other funds of VPC and used by VPC in any manner whatsoever.  LMT shall have no interest in the Warranty Charges once they have been paid to VPC and shall have no interest in the Warranty Reserve.  At such time as the Warranty Reserve equals or exceeds Five Hundred Thousand Dollars ($500,000), after crediting the costs incurred in resolving all prior Warranty Claims and the estimated cost of pending Warranty Claims, the Parties shall jointly determine, based on the warranty cost experience related to Licensed Production Components and anticipated sales of Licensed Production Components, whether to maintain, increase, or reduce the five percent (5%) Warranty Charge and whether to maintain, reduce, or increase the Warranty Reserve.  If the Parties agree to reduce the Warranty Reserve, VPC shall pay LMT an amount equal to two-thirds (66 2/3%) of the reduction.  If at any time the Warranty Reserve is insufficient to pay any incurred but uncredited costs of resolving Warranty Claims plus the estimated cost of pending Warranty Claims, the Parties shall promptly pay VPC, on a one-third (1/3) VPC, two-thirds (2/3) LMT basis, which payments shall be credited to the Warranty Reserve, a sum necessary to meet such claims, and VPC may then increase (or decrease) future Warranty Charges until VPC has once again collected Five Hundred Thousand Dollars ($500,000) as a Warranty Reserve (or such higher or lower amount as the Parties have determined is necessary based on Warranty Claim experience and anticipated demand for Licensed Production Components).

12  TERMINATION OF PURCHASE ORDERS

12.1
Termination of a Purchase Order.  Subject to Section 12.3, either Party may terminate a Purchase Order hereunder for default if the other Party materially breaches this Agreement as to such Purchase Order; provided, however, no termination right as to any Purchase Order shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within the thirty (30) day period after notice of a material breach.

12.2
Termination of a Purchase Order for Convenience.  Subject to Section 12.3, LMT may terminate any Purchase Order hereunder for any reason upon thirty (30) days’ prior written notice before scheduled shipment.

12.3
Consequences of Termination of a Purchase Order.  In the event a Purchase Order hereunder is terminated for any reason other than a breach by VPC, LMT shall reimburse VPC for the cost of any existing raw material inventory that is then held by VPC or that VPC has committed to purchase in order to fulfill such Purchase Order, at the purchase price (including delivery charges, taxes, or any other charges) paid or payable by VPC to its suppliers less a reasonable salvage value as determined by VPC in its reasonable discretion.  LMT shall also reimburse VPC for any quoted NRE charges incurred by VPC, provided, however, that the aggregate amount to be paid by LMT for such NRE charges shall not exceed the agreed upon amount set forth in VPC’s Quote.  LMT also will pay VPC for all completed and partially completed Products (including Molds), with such payment as to partially completed Products to be calculated pro rata based on the prices set forth in the applicable Purchase Orders and on the percentage of each Product that has been completed.  In making the payments referenced in this Section 12.3, VPC shall credit LMT for any prepayments made pursuant to Section 8.3.1 against the corresponding payment for Molds to be made hereunder.  The payments required from LMT pursuant to this Section 12.3 shall be made net thirty (30) days after date of invoice. Notwithstanding the foregoing, as to Licensed Production Components, the raw materials and other costs incurred by VPC for a Purchase Order that has been terminated shall be included in Licensed Production Components Costs.

13  MACHINERY AND PRODUCTION CAPACITY FOR LICENSED PRODUCTION COMPONENTS

13.1
Machines and Raw Materials.  The manufacturing process for Licensed Production Components requires (i) Machines which utilize LMT Technology, and (ii) raw materials which incorporate LMT Technology and are of a type, quality and grade specified by LMT and/or its Customer which are capable of use in the Machines for production runs (the “Raw Materials”).  Except as specifically set forth herein, VPC shall purchase such Machines and Raw Materials solely from vendors appearing on LMT’s AVL.  LMT shall use commercially reasonable efforts to ensure that there are sufficient vendors on the AVL capable of supplying VPC’s needs for such Machines and Raw Materials at commercially reasonable prices and upon commercially reasonable delivery schedules.  In the event VPC is unable to obtain its requirements for Machines or Raw Materials from a vendor on the AVL for any reason, including without limitation due to a lack of commercially reasonable prices and delivery schedules, VPC shall be entitled to purchase such Machines or Raw Materials from an alternate vendor that, to the extent required, shall be properly licensed by LMT and subject to LMT’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Similarly, but without regard to VPC’s ability to obtain its requirements for Machines or Raw Materials from vendors then on the AVL, if VPC specifically designates to LMT one or more additional vendors that VPC wishes to engage to supply VPC’s manufacturing needs, then LMT shall undertake commercially reasonable efforts, which efforts shall include without limitation any and all such actions (including amendment or termination) as may be required and are available to LMT under all agreements, contracts or other arrangements to which LMT is a party as of the Effective Date or at any time thereafter, to license such additional vendor(s) so designated by VPC on terms that are commercially reasonable and non-discriminatory as to such vendor(s).. LMT agrees that it will not enter into any contract or other agreement that will preclude LMT from licensing vendors so designated by VPC.

13.2	Adding Production Capacity for Licensed Production Components.

13.2.1
   LMT’s Determination of Need for Additional Machines.  Each of the Parties shall appoint a program manager and shall notify the other of such appointment.  The Parties’ program managers shall meet, from time to time, as requested by either Party, either in person or by telephone, to discuss LMT’s anticipated requirements for Products generally and Licensed Production Components and whether VPC has sufficient Machines in operation to meet such requirements.  Not later than the first business day of each calendar month, LMT shall deliver to VPC an eighteen (18) month rolling forecast of LMT’s anticipated requirements for Licensed Production Components.  Such forecast shall be provided in writing and in good faith but shall be solely for the Parties’ planning purposes and shall be non-binding upon the Parties.  In each monthly forecast, LMT shall also specify the number of Machines, if any, that LMT anticipates need to be purchased by VPC and the schedule for such purchases to meet LMT’s anticipated demand (“LMT Machine Notice”).  Each Machine so designated by LMT in the LMT Machine Notice shall be a “LMT Designated Machine”.  Upon receipt of such notice, VPC shall make commercially reasonable efforts to purchase such LMT Designated Machines on the schedule set forth in the LMT Machine Notice and to make such LMT Designated Machines available to manufacture Licensed Production Components.  In addition, VPC may choose to further anticipate LMT’s production needs and purchase more than the number of Machines identified in the LMT Machine Notices or purchase such Machines earlier than the schedule proposed by LMT, and if VPC does so, then the Machines purchased by VPC over and above the number of Machines specified in the LMT Machine Notices or in advance of an LMT Machine Notice shall nevertheless be included within the meaning of LMT Designated Machines, but only if and when subsequent LMT Machine Notices are given which specify the need and timing for such additional Machines or, in the case of Machines purchased by VPC in advance of the date specified in an LMT Machine Notice, upon the dates set forth in the LMT Machine Notice as the time for VPC to purchase such additional Machines.

13.2.2
   The Existing Engel Machine. VPC has previously purchased a machine from Engel Machinery Inc. (“Engel”) (which is not yet capable of production runs) which VPC anticipates using for Products other than Licensed Production Components.  If and when the Engel machine previously purchased by VPC is capable of production runs, and is actually used for a production run of Licensed Production Components, then the Parties shall include a reasonable share of the costs of such machine based on the level of use of such Machine in the Licensed Production Components Costs in accordance with Section 7.1.3.

13.2.3
    Timing of Machine Purchases.  The timing and number of LMT Designated Machines to be purchased by VPC shall be determined in accordance with Section 13.2.1.  Nothing herein shall preclude VPC from buying additional Machines to meet orders from LMT or any current or future licensee or sublicensee of the LMT Technology (whether the license or sublicense held by such party was granted directly by LMT or Crucible or indirectly through a party or parties who are a licensee or sublicensee of LMT or Crucible).  LMT, as licensor of the LMT Technology, shall take commercially reasonable efforts to facilitate all such purchases and shall not act in any way to restrict or otherwise prohibit or discourage Buhler Prince, Inc. or Engel or any other approved vendor from selling Machines or Raw Materials to VPC, provided that nothing herein shall prevent LMT from exercising a right of termination under the terms of LMT’s license agreements with any such vendor that fails to comply with the terms of its license agreement with LMT.

14  NO MANUFACTURING BY LMT

14.1
No Manufacturing by LMT.  LMT shall utilize VPC as its exclusive manufacturer for all Customer Orders received by LMT and shall obtain all Products needed to fill such Customer Orders from VPC.  Neither LMT nor any of its affiliates or subsidiaries shall under any circumstances, directly or indirectly, conduct manufacturing operations, sub-contract for the manufacture of Products, nor will LMT grant a license to any other party to conduct manufacturing operations utilizing the LMT Technology, except under the limited circumstances where (i) LMT has granted such party (the “Technology Licensee”) a license to use the LMT Technology for the manufacturing, marketing, sale and support of products for use within a limited and well defined market that has reference to a particular industry (such as the license within the consumer electronics industry previously granted to Apple), and (ii) the manufacturing license may be exercised only for the benefit of the Technology Licensee, such that the Technology Licensee is permitted to manufacture or have manufactured products within the designated industry, which products must be marketed and sold by the Technology Licensee directly or through its regular distribution channels.  For clarity, under no circumstances may LMT grant a license that permits the licensee to act as a contract manufacturer for third parties. The Parties acknowledge that LMT may itself conduct limited manufacturing operations on a research and development basis for the purpose of designing and developing Machines, Molds and Licensed Components, but in no event may LMT provide molds or components manufactured by LMT to customers or potential customers. Notwithstanding the foregoing sentence, LMT may manufacture samples using its existing cg casting and other laboratory grade non-production machines with the prior written consent of VPC.

14.2
Use of Third Party Manufacturers by VPC.  VPC shall have the right to sub-contract with other manufacturers for the production of Products for LMT, and to grant such sub-manufacturers a sublicense for the LMT Technology.  VPC’s cost of obtaining Licensed Production Components from sub-manufacturers shall be included in Licensed Production Components Costs.  To the extent, if any, that VPC decides that it will use a sub-manufacturer in another country, VPC will review and discuss such a decision with LMT; however, VPC shall have the final decision as to where and how to do manufacturing.

14.3
Manufacturing Rights.  Nothing herein shall preclude VPC from using the LMT Technology to manufacture products for other current and future licensees or sublicensees of the LMT Technology (whether such license or sublicense was granted directly by LMT or Crucible or indirectly through a party or parties who are a licensee or sublicensee of LMT or Crucible) or for the Furniture Row Companies.  LMT shall not act in any way to restrict or otherwise prohibit or discourage any current or future licensees or sublicensees of the LMT Technology (whether such license or sublicense was granted directly by LMT or Crucible or indirectly through a party or parties who are a licensee or sublicensee of LMT or Crucible) from purchasing Products from VPC.

15  LIMITATIONS OF LIABILITY

15.1
Disclaimer of Incidental and Consequential Damages.  VPC SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES TO LMT, ITS CUSTOMERS, OR ANYONE ELSE FOR ANY AMOUNTS REPRESENTING THEIR RESPECTIVE LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES (EVEN IF PREVIOUSLY APPRISED OF THE POSSIBILITY THEREOF) ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO ANY PRODUCT OR THE USE OF ANY PRODUCT FURNISHED HEREUNDER, WHETHER THE BASIS OF THE CLAIM IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTES, OR ANY OTHER LEGAL THEORY.  LMT SHALL INCLUDE THE SAME DISCLAIMER ON BEHALF OF LMT AND ITS SUPPLIERS ON ALL SALES OF PRODUCTS TO ITS CUSTOMERS.

15.2
Liability Cap.  VPC’S MAXIMUM CUMULATIVE LIABILITY TO LMT, ITS CUSTOMERS, OR ANYONE ELSE FOR A CLAIM ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO ANY PRODUCT OR THE USE OF ANY PRODUCT FURNISHED HEREUNDER, WHETHER THE BASIS OF THE CLAIM IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTES, OR ANY OTHER LEGAL THEORY SHALL NOT EXCEED AN AMOUNT EQUAL TO THE CUMULATIVE AMOUNTS PAID OR PAYABLE TO VPC UNDER THE PURCHASE ORDER FROM WHICH THE CLAIM AROSE OR, IF THE CLAIM IS NOT RELATED TO A SPECIFIC PURCHASE ORDER, $100,000.

16  FORCE MAJEURE

16.1
Force Majeure Event.  For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances (not to include failure to pay) beyond a Party’s control and without such Party’s negligence or intentional misconduct, including without limitation any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, failure of a supplier to deliver (including without limitation failure of a supplier to provide parts or repair services for a Machine or raw materials) and civil commotion.

16.2
Notice of Force Majeure Event.  Neither Party shall be responsible for any failure to perform due to a Force Majeure Event, provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable specifying the nature and particulars and the expected duration thereof.

16.3
Termination of Force Majeure Event.  The Party claiming a Force Majeure Event shall use commercially reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the Force Majeure Event.  Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use commercially reasonable efforts to resume normal performance of its obligations under this Agreement as soon as possible.

17  INTELLECTUAL PROPERTY

17.1
Inventions and Improvements.  Except as specifically set forth in this Section 17.1, each of the Parties shall retain all rights to all Intellectual Property and all Intellectual Property Rights that such Party owns or has licensed from a third party (including without limitation pursuant to sub-licenses), or that such Party otherwise has a right to use, both as of the Effective Date or at any time thereafter, including without limitation any and all Intellectual Property and Intellectual Property Rights that, as between the Parties, are developed exclusively by or on behalf of such Party either before or on or after the Effective Date.  In the case of LMT, all such Intellectual Property and Intellectual Property Rights shall be included within the term “LMT Technology” and shall be licensed to VPC under the Sublicense.  Notwithstanding anything herein to the contrary, but subject to the last two sentences of this Section 17.1, any Intellectual Property or Intellectual Property Rights that are developed jointly by the Parties after the Effective Date shall be jointly owned by the Parties and shall automatically and without further action by the Parties, be included in the LMT Technology licensed to Licensee pursuant to the Sublicense.  Each Party shall cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of patent applications relating to any such jointly developed Intellectual Property or Intellectual Property Rights.  Notwithstanding the foregoing, in order to avoid any confusion, misunderstanding or dispute, and to provide certainty as to which developments, if any, LMT will have joint ownership with VPC, LMT shall have no right to joint ownership, and will make no claim of joint ownership of any Intellectual Property or Intellectual Property Rights developed by or on behalf of VPC or jointly with VPC unless prior to the development of such rights, LMT  and VPC have executed a joint development agreement which (a) specifically identifies the joint development project, (b) specifies LMT’s anticipated contribution to such joint development project, and (c) specifically states that LMT will have joint ownership rights with VPC to the Intellectual Property and Intellectual Property Rights that result from such project. To the extent, if any, that LMT contributes to the development of Intellectual Property or Intellectual Property Rights under the circumstances described in the foregoing sentence without an executed development agreement which meets conditions (a) through (c) in the foregoing sentence, then such jointly developed Intellectual Property and Intellectual Property Rights and LMT’s contribution to such joint development (but not any Intellectual Property or Intellectual Property Rights owned by LMT prior to such development) shall be owned exclusively by VPC, regardless of inventorship, and LMT hereby assigns to VPC, and will cause its employees, contractors, representatives, officers and directors to assign to VPC all right, title and interest in and to LMT’s contribution to such Intellectual Property and Intellectual Property Rights. Nothing in this Section 17.1 shall preclude LMT from asserting a claim that any Intellectual Property or Intellectual Property Rights were developed exclusively by LMT or licensed by LMT from others.

17.2
Ownership of Molds. The Parties understand and agree that VPC will hold all right, title, and interest in and to all Molds created by VPC, and VPC shall retain possession of the Molds.  To the extent that a Customer of LMT reasonably believes that a Mold created by VPC contains or reflects proprietary information belonging to such Customer, LMT shall notify VPC of such fact in writing and thereafter, VPC will store the Mold in a secure manner and protected from any access by any third party not bound by obligations of confidentiality that protect the Customer’s proprietary information contained or reflected in such Mold.  If VPC, in its sole discretion, agrees to sell a Mold to LMT or its Customer, such sale shall be pursuant to a written purchase agreement and non-disclosure agreement reasonably satisfactory to VPC which will preclude the purchasing party from duplicating the Mold.

18  CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

18.2
Confidentiality.  The disclosure and use of all confidential information pursuant to this Agreement, including without limitation the terms of this Agreement, shall be subject to the terms of the Parties’ Mutual Non-Disclosure Agreement to be executed concurrently herewith, the terms of which are incorporated by reference herein (the “Confidentiality Agreement”).  VPC agrees and acknowledges that LMT, its Customers, and other third parties will at all times continue to own all of their respective Intellectual Property, and all rights with respect thereto, incorporated into any Molds (“Incorporated IP”) and that any unpatented Incorporated IP shall be deemed “Confidential Information” under the Confidentiality Agreement.  LMT acknowledges and agrees that VPC will at all times own and continue to own VPC’s Intellectual Property, and all rights with respect thereto, incorporated into any Molds or the production of Components (“VPC Incorporated IP”) and that any unpatented VPC Incorporated IP shall be deemed “Confidential Information” under the Confidentiality Agreement.

18.3
Non-Solicitation of Employees.  So long as this Agreement remains in effect and for a period of two (2) years thereafter, neither Party nor its affiliates or subsidiaries shall directly or indirectly solicit, recruit or hire (either as an employee or as a contractor), or attempt to solicit, recruit or hire (either as an employee or as a contractor) any of the other Party’s employees or contractors, or any person who was employed or engaged as an employee or contractor by the other Party at any time within the preceding one year period (such persons being hereinafter referred to as an “Agent”); provided, however, that this shall not prohibit a Party from advertising for open positions provided that such advertisements are not targeted solely at the Agents of the other Party.  Further, so long as this Agreement remains in effect, neither Party nor its affiliates or subsidiaries shall directly or indirectly, for its own benefit or for the benefit of a third party, induce or attempt to induce any Agent of the other Party to leave such Agent’s position with the other Party, or in any other way attempt to interfere with the employment, consulting or business relationship between the other Party and any Agent of such other Party.

19  INDEMNIFICATION

19.2
Indemnification.  LMT shall defend, indemnify and hold VPC and its directors, officers, affiliates, employees, agents, successors and assigns (each, an “Indemnified Party”) harmless from and against any and all liability, loss, expense (including without limitation reasonable attorney’s fees), or claims for injury or damages (i) incurred by an Indemnified Party as a result of (A) any inaccuracy in or breach of the representations warranties or covenants made by LMT in this Agreement, or (B) any act or omission by any of LMT, or its directors, officers or employees that violates any law or constitutes tortious acts or omissions; or (ii) incurred by any Indemnified Party or asserted against any Indemnified Party by any third party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement (other than a claim based on an allegation that, if true, would result in a breach of Section 20.1 by VPC), the performance by the Parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (B) VPC’s sale and delivery of Products pursuant to this Agreement, including without limitation (1) VPC’s use of any Specifications or other materials provided by LMT pursuant to this Agreement, (2) any act or omission by any of LMT, or its directors, officers or employees in the marketing or sale of Products to Customers, and (3) any claim that the LMT Technology or the use of the LMT Technology, or any Specifications or other materials provided by LMT pursuant to this Agreement, or any Product manufactured by VPC pursuant to this Agreement infringes upon or otherwise violates any rights, including, without limitation, any Intellectual Property Rights, of any third party.  Notwithstanding the foregoing, nothing in this Section 19.1 shall relieve VPC of its obligations under Section 11.

19.3
Notice of Claims.  If any party is entitled to indemnification under Section 19.1, VPC will give prompt written notice to LMT of any matters giving rise to a claim for indemnification; provided that the failure to provide such notice shall not relieve LMT of its obligations under this Section 19 except to the extent that LMT is actually prejudiced by such failure to give notice.

19.4
Procedures for Indemnification.  In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, LMT shall be entitled to participate and, unless in the reasonable judgment of legal counsel to the Indemnified Party a conflict of interest between it and LMT may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  In the event that LMT fails, within thirty (30) days of receipt of any indemnification notice, to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until LMT elects in writing to assume and does so assume the defense of any such claims, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The Indemnified Party shall cooperate fully with LMT in connection with any negotiation or defense of any such action, claim or proceeding by LMT and shall furnish to LMT all information reasonably available to the Indemnified Party which relates to such action, claim or proceeding.  LMT shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If LMT elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense using counsel of its choice at its sole cost and expense.  LMT shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Section 19 to the contrary, LMT shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

19.5
Indemnification Payments.  The indemnification required by this Section 19 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expenses, loss, damage or liability is incurred, so long as the Indemnified Party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against LMT or others, and (ii) any liabilities LMT may be subject to pursuant to the law.

19.6
Indemnity Concerning Other Licenses.  LMT has previously granted licenses to third parties as to certain product areas.  Without in any way limiting the indemnities set forth above, LMT agrees to defend, indemnify and hold the Indemnified Parties (as such term is defined in Section 19.1) harmless from and against any and all liability, loss, expense (including without limitation reasonable attorney’s fees), or claims for injury or damages, by any such third party licensees arising out of the manufacture by VPC of Products.  If requested by VPC, LMT will obtain a waiver from its third party licensees authorizing production of Products in a Purchase Order which LMT has asked VPC to produce.  VPC shall have no obligation to request such a waiver.

20  MISCELLANEOUS

20.2
No Violation of Other Agreements.  LMT and VPC hereby confirm, each severally with respect to itself, that the execution, delivery and performance of this Agreement do not violate any other agreement to which such Party is a party or under which such Party is otherwise bound.

20.3
Insurance.  During the term of this Agreement and for a period of two (2) years thereafter, LMT shall carry (a) primary products liability insurance providing coverage against any and all claims relating to the manufacture of Products with terms and conditions satisfactory to VPC for limits of not less than Eleven Million Dollars ($11,000,000), and (b) general liability insurance with terms and conditions satisfactory to VPC for limits of not less than Eleven Million Dollars ($11,000,000).  Upon execution of this Agreement, LMT will provide VPC a certificate of existing insurance and a copy of the endorsement on its insurance policy showing the coverage and naming VPC as an additional insured.  All such policies of insurance shall be underwritten by insurance carriers of international reputation reasonably acceptable to VPC.  LMT shall notify VPC promptly upon any change, reduction or termination of any insurance coverage carried by LMT. Over time, VPC may require LMT to increase its insurance limits if commercially reasonable.

20.4
Notices.  All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other Party from time to time).  Such notices will be deemed effective as of the date so delivered or on the third business day following mailing if sent by registered mail.

20.5
Assignment.  Neither LMT nor VPC shall  assign, transfer, subcontract or otherwise delegate any of its obligations under this Agreement without the other Party’s  prior written consent in each instance other than as a part of any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of its assets, except that VPC may assign this Agreement to Furniture Row, LLC, Furniture Row BC, Inc, or any other of the Furniture Row Companies, so long as VPC guarantees the performance by such assignee of VPC’s obligations hereunder.  Any attempted assignment, transfer, subcontracting or other delegation without such consent shall be void and shall constitute a breach of this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of the Parties’ successors and assigns.

20.6
Injunctive Relief.  Each of the Parties acknowledges that any breach of this Agreement by it may cause irreparable harm to the other Party or its affiliates and that the remedies for breach may include injunctive relief against such breach or specific performance to enforce the applicable obligation, in addition to damages and other available remedies.

20.7
Entire Agreement.  This Agreement, including the MTA, the Sublicense and the Confidentiality Agreement referenced herein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the Parties in connection with subject matter.  The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

20.8
Waiver and Amendment.  No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.  All amendments of this Agreement shall be made in writing and signed by the Parties, and no oral amendments shall be binding on the Parties.

20.9
Governing Law and Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.  In the event of a dispute between the Parties concerning the subject matter of this Agreement, the Parties shall resolve the dispute using the procedures and binding arbitration specified in Section 7 (g) of the MTA.

20.10
Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

20.11
Interpretation.  The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels’ assistance.  In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision.  Further, neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

20.12
Further Assurances.  Each Party agrees to cooperate fully with the others and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

20.13
Independent Contractors.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties.  No Party shall have the power to control the activities and operations of another, and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No Party shall hold itself out as having any authority or relationship in contravention of this Section, and except as specifically called for or permitted herein, no Party shall act on behalf of another Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of another Party.

20.14	Counterparts. This Agreement may be executed by facsimile or “.pdf” and in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

Liquidmetal Technology, Inc.	Visser Precision Cast, LLC

/s/ Tom Steipp	/s/ Greg Ruegsegger
Tom Steipp	By: Gregory A. Ruegsegger
Title: President/CEO	Title: Vice President

Date: June 1, 2012	Dated: June 1, 2012

Address:	Address:
30452 Esperanza	6275 E. 39th Street
Rancho Santa Margarita, CA 92688	Denver, CO 80207

ATTACHMENT A
TO
MANUFACTURING SERVICES AGREEMENT

Approved Vendor List

Engel Machinery, Inc. – amorphous alloy injection molding machines

Materion Brush, Inc. – amorphous alloy

AK Engineering Company – engineering design services

Heraeus Holding GmbH – amorphous alloy

Tanaka Holdings Co., Ltd. – amorphous alloy

ATTACHMENT B
TO
MANUFACTURING SERVICES AGREEMENT

Form of Promissory Note

Date:

Borrower:	Liquidmetal Technologies, Inc., a Delaware corporation

Borrower’s Mailing Address:	30452 Esperanza
Rancho Santa Margarita, CA 92688

Lender:	Visser Precision Cast, LLC, a Colorado corporation

Place for Payment:	5603 N. Broadway
Denver, CO 80216

Principal Amount:

Annual Interest Rate:	SIX (6%) PERCENT

Maturity Date:	Two (2) years after Date

Annual Interest Rate on Matured Unpaid Amounts:    Fifteen percent (15%)
Terms of Payment (principal and interest):  Interest shall accrue at the Annual Interest Rate starting on the date of this Note.  No payments of either principal or interest are required until the Maturity Date.   Interest will be calculated on the unpaid principal to the date of full payment.

This Note is payable at the Place for Payment and according to the Terms of Payment.  After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this Note, then Lender shall provide a written notice of default and provide Borrower with a five (5) day cure period.  If Borrower fails to cure the default within this cure period, then Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the Note immediately due. Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this Note is placed in the hands of an attorney to collect or enforce the Note. These expenses will bear interest from the date of advance at the Annual Interest Rate or Matured Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the Note.

Interest on the debt evidenced by this Note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this Note and all other instruments concerning the debt.

This Note may be prepaid in whole or in part at any time without penalty.  Any prepayments are to be applied first to the accrued interest then to the principal and interest shall immediately cease on the prepaid principal.

Lender may assign or negotiate this Note provided Lender gives written notice to Borrower of such negotiation or assignment.

Any notice required or permitted under this Note must be in writing.  Notice may be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received.  Any address for notice may be changed by written notice delivered as provided herein.

Copies of any notices to Lender must be sent to:

Visser Precision Cast, LLC
c/o Gregory A. Ruegsegger
5671 N. Broadway
Denver, CO  80216
Facsimile :(303) 566-8099

Copies of any notices to Borrower must be sent to:

Liquidmetal Technologies, Inc.
c/o Tony Chung
30452 Esperanza
Rancho Santa Margarita, CA  92688
Facsimile: (949) 635-2188

When the context requires, singular nouns and pronouns include the plural.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.  The Parties hereby consent to jurisdiction and venue in the state courts in Adams County Colorado or the Federal District Court in and for the State of Colorado.  The Parties irrevocably submit to the exclusive jurisdiction of those courts and agree that final judgment in any action or proceeding brought in such courts will be conclusive and may be enforced in any other jurisdiction upon final and conclusive judgment, a certified copy of which will be conclusive evidence of the judgment or in any other manner provided by law.  Each Party irrevocably waives to the fullest extent permitted by applicable law (i) any objection it may have as to the laying of venue in any court referred to above; (ii) any claim that any such action or proceeding has been brought in an inconvenient forum; and (iii) any immunity that it or its assets may have from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process.

This written agreement represents the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties.  There are no unwritten oral agreements between the Parties concerning this Note.

LIQUIDMETAL TECHNOLOGIES, INC.
a  Delaware corporation

By:

Its: